As filed with the Securities and Exchange Commission on July 1, 2011

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Pre-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HILLS BANCORPORATION	Iowa	42-1208067
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

131 Main Street
Hills, Iowa  52235
(319) 679-5090
(888) 296-0938
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

James G. Pratt, Treasurer, Secretary and Chief Financial Officer
Hills Bancorporation
131 Main Street
Hills, Iowa  52235
(319) 679-5090
(888) 296-0938
(Name, address, including Zip Code and telephone number, including area code, of agent for service)

COPIES OF COMMUNICATIONS TO:
Martin D. Werner, Esq.
Thomas C. Blank, Esq.
Shumaker, Loop & Kendrick, LLP
1000 Jackson
Toledo, Ohio  43604
Phone: (419) 241-9000
Fax: (419) 241-6894

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEES

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value.	$30,000,000	100%	$30,000,000	$3,483
Total…………………………

(1)  There are being registered hereunder an indeterminate number of shares of common stock, no par value, as may from time to time be issued at indeterminate prices.
      The shares registered hereunder shall have an aggregate initial offering price for all shares not to exceed $30,000,000.

(2)  The proposed maximum offering price per share will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the
      Registrant of the shares registered hereunder.

(3)  Calculated pursuant to Rule 457(o) of the General Rules and Regulations under the Securities Act of 1933, as amended, based on the maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

Prospectus

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated ________, 2011

Hills Bancorporation

Up to 475,000 Shares of Common Stock

$______ per share

_____________________

We are offering up to 475,000 shares of our common stock, no par value, in this offering at the price of $_____ per share.  If you want to participate in the offering, you must submit your subscription documents to us before November 15, 2011 or later, if we extend the date, or to your broker or bank at least 10 days before that deadline.  We will not extend the termination date of the offering past December 31, 2011.

The offering is subject to the following conditions:

•	We reserve the right to cancel the offering at any time before the expiration date.

•	Subscriptions are irrevocable once we receive them, unless we amend this offering.

•
Subject to waiver by us in our sole discretion, the minimum number of shares that must be purchased to participate in the offering is 100 ($_______) and the maximum number of shares that may be purchased is ______ ($100,000).

•	There is no minimum number of shares that we must sell in order to complete the offering.

Our common stock is quoted on the Over-The-Counter Electronic Bulletin Board under the symbol “HBIA.”  As of ____, 2011 the closing price of a share of our common stock was $____.  Due to the limited number of trades in our stock, such price may not be an accurate measure of the actual or appropriate price of our shares.  Please see information under “Risks Related to the Offering” on page 6 about how the sales price hereunder was established.

Investing in our securities involves risk.  See “Risk Factors” beginning on page 6.

None of the securities offered by this prospectus are deposits or accounts.  They are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The address of the executive offices of Hills Bancorporation is 131 Main Street, Hills, Iowa  52235

The date of this prospectus is __________, 2011

PROSPECTUS SUMMARY

This section summarizes the information contained in this prospectus.  You should read the following summary together with the information set forth under the heading “Risk Factors.”

We use the term “we”, “the Company” or “Hills” to refer to Hills Bancorporation, a business corporation organized under Iowa law.  We use the term “the Bank” to refer to Hills Bank and Trust Company, a commercial bank organized under the laws of the State of Iowa.  In some cases, a reference to “we” or “Hills” will include the Bank, since it is our wholly-owned subsidiary.

Hills Bancorporation

We are a one-bank holding company registered under the Bank Holding Company Act of 1956.  We were formed in 1982 to own our wholly-owned subsidiary, the Bank, a transaction which was completed in January, 1984.  The Bank has a long history, having been organized in 1904.  The Bank now has 14 full-service locations in three eastern Iowa counties and a wealth management location, more than 425 dedicated employees and total assets approaching $2 billion.  While still headquartered in Hills, Iowa, a community of 700 near Iowa City, we are one of the largest independent banks in Iowa, with close to 65,000 customers.  We are a full-service commercial bank providing the following services to individuals, businesses, governmental units and institutional customers:

•	savings accounts and checking accounts;
•	money market accounts;
•	certificates of deposits;
•	sweep accounts;
•	personal credit line services;
•	credit cards;
•	commercial, industrial, consumer, residential and real estate loans;
•	trust and investment services; and
•	other banking services.

Our continued commitment to customer satisfaction and service has resulted in our significant growth and profitability, fueled by strong core deposits from dedicated and loyal customers, a solid loan portfolio, excellent overhead control and use of advances in technology.  We believe that local ownership is critical to the success of an independent community bank.  Consequently, preference will be given in this offering to local investors and customers focusing on existing shareholders or new investors who are residents of Johnson, Linn, Washington, Benton, Buchanan, Cedar, Delaware, Henry, Iowa, Jefferson, Jones, Keokuk, Louisa or Muscatine counties in Iowa.

Our principal executive offices are located at 131 Main Street, Hills, Iowa 52235.  Our main telephone number is (319) 679-5090.  Our toll free number is (888) 296-0938.

We have experienced significant asset growth and strong profitability over the past few years:

•
Total assets increased to $1.93 billion at December 31, 2010 from $1.83 billion at December 31, 2009 and $1.78 billion at December 31, 2008.  At June 30, 2011, our total assets increased _________% from December 31, 2010 to $_____________ billion.

•
As of December 31, 2010, our net loan portfolio grew to $1.56 billion, as compared to $1.50 billion at December 31, 2009, an increase of 3.8%, and $1.47 billion as of December 31, 2008. Our net loan portfolio increased by _______%, or $_____ million at June 30, 2011 as compared to December 31, 2010.

•
Net income in 2010 increased to $23.32 million from $15.99 million in 2009.  Diluted earnings per share were $5.28 and $3.60 for the years ended December 31, 2010 and 2009, respectively.  For the six months ended June 30, 2011, our net income was $____ million ($____ per share – diluted) as compared to $12.11 million ($2.73 per share – diluted) for the six months ended June 30, 2010.

•
Our return on average equity was 14.61% in 2010 compared to 11.01% in 2009.  The return on equity for the three previous years, 2008, 2007 and 2006, was 10.42%, 13.06 and 13.74%, respectively.  Our return on average assets was 1.25% in 2010 compared to 0.88% in 2009.  The return on average assets was 0.83%, 1.02% and 1.04% for 2008, 2007 and 2006, respectively.

•
The Company continues to be a “well capitalized” financial institution.  Presented below are our regulatory capital ratios as of December 31, 2010 and June 30, 2011.  The Company paid a dividend per share of $0.91 in each of the years ended December 31, 2010 and 2009 and increased the dividend paid to $1.00 per share in January, 2011 based on the strong Company earnings in 2010.  This equates to a dividend payout ratio of 17.26% on 2010 earnings compared to 25.28% on 2009 earnings.

The minimum regulatory requirements for the Company and the Bank and our actual capital ratios as of December 31, 2010 and June 30, 2011 are presented below (amounts in thousands):

	Actual (12/31/10)		Actual (6/30/11)		For Capital Adequacy Purposes	To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Ratio	Ratio
Company:
Total risk-based capital	$204,914	13.59%			8.00%	10.00%
Tier 1 risk-based capital	185,932	12.33			4.00	6.00
Leverage ratio	185,932	9.70			4.00	5.00
Bank:
Total risk-based capital	204,038	13.54			8.00	10.00
Tier 1 risk-based capital	185,076	12.28			4.00	6.00
Leverage ratio	185,076	9.66			4.00	5.00

The Bank also continues to be classified as “well capitalized” by FDIC capital guidelines for all respective periods.

The Offering

The Offering………………………………………..
This offering will be open to subscribers in the State of Iowa and other states, dependent upon qualification or registration of the shares in such other states.  Because we believe that local ownership is important to the success of an independent community bank, preference will be given to local investors and customers focusing on existing shareholders, regardless of residency, or new investors who are residents of Johnson, Linn, Washington, Benton, Buchanan, Cedar, Delaware, Henry, Iowa, Jefferson, Jones, Keokuk, Louisa or Muscatine counties in Iowa.

Offering Price………………………………………	$_______ per share.

Expiration of the Offering………………………….	The offering will expire at the earlier of:
• a date determined by the Board of Directors; or
• November 15, 2011 unless extended by us but not later than December 31, 2011.

Subscription Procedures………………….………..	To subscribe for shares in the offering, you should carefully complete and sign the subscription agreement.

Forward your completed subscription agreement to our main office, which address appears below.  Be sure to include a check or money order for the full amount of your subscription price.  Checks and money orders will not be cashed until we accept your subscription.

If your subscription is not completely filled, we will send you a check for the difference. No interest will be paid on returned subscription funds. Your subscription is irrevocable after you submit the subscription documents.

Submit Subscription Agreements………………….	Deliver subscription agreements to:

By mail, hand or overnight courier: Hills Bancorporation 131 Main Street Hills, Iowa 52235 ATTN: James G. Pratt and Shari DeMaris

Minimum/Maximum Purchase…………………….
A purchaser must subscribe for a minimum of 100 shares ($______).  The maximum amount that a purchaser may subscribe for is ______ shares ($100,000); provided that the Company may in its sole discretion waive both the minimum and maximum amounts.

Ownership Limits………………………………….
Federal law prohibits you from directly or indirectly, or through or in concert with one or more persons, acquiring “control” of Hills (defined to include ownership, control or the power to vote 10% or more of a class of Hills voting securities)  unless you provide at least 60 days’ prior written notice to the Federal Reserve Board.  A person is deemed to have acquired shares that he or she has the right to acquire through the exercise of options, warrants and rights.  Therefore, any subscriptions in this offering that are subject to such Federal laws may, in our discretion, be deemed void in their entirety or in part, and not accepted by us.

Termination…………………………………………	We may cancel the offering at any time, in which case we will return your subscription payment without interest.

Stock Certificates….………………………………..	Certificates representing shares of the common stock subscribed for will be delivered to subscribers as soon as practicable after the completion of the offering.

Risk Factors………………………………………...	An investment in shares of our common stock involves significant risk. Please see “Risk Factors” beginning on page 6.

Questions…………………………………………...
If you have any questions about the offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact   James G. Pratt, our Treasurer and Chief Financial Officer, or Shari DeMaris, Senior Vice President and Director of Finance of the Bank, at (319) 679-5090 or toll free at (888) 296-0938.

RISK FACTORS

The business of the Company is subject to a number of risks.  You should carefully review the information included in this prospectus and the information we incorporate by reference, including the risk factors noted in our most recent annual report on Form 10-K, as updated by our quarterly reports on Form10-Q, and other SEC filings made after such annual report.  In addition to the items incorporated by reference, you should consider carefully the following specific factors in evaluating Hills and our business before purchasing our common stock.

Risks related to the offering:

The offering price was determined by our Board of Directors.

Our Board of Directors determined the offering price for the shares of common stock after considering a number of factors, including:

•	book value of our assets;
•	past operations;
•	cash flow;
•	earnings;
•	a stock appraisal performed by Austin Associates, LLC as of June 30, 2011;
•	prices paid in recent stock repurchases;
•	trading information available for our common stock;
•	our overall financial condition; and
•	our future prospects.

Austin Associates, LLC issued a fairness opinion to the Company dated _____________, 2011 expressing their opinion that as of the date of its issuance, the sales price for the common shares offered herein was “fair, from a financial point of view” to the Company.  Prospective investors should not consider the Austin Associates opinion as a recommendation to purchase shares in the Company as the opinion was directed to and for the benefit of the Company.  After the date of this prospectus, our common stock may trade at prices above or below the offering price.

After you subscribe to our common stock, you could suffer a loss if the trading price of our common stock declines.

The public trading market price of our common stock may decline after you subscribe to purchase shares of our common stock.  If you purchase shares and, afterwards, the public trading market price of our common stock decreases below $______, then you will have purchased shares of common stock at a price above the prevailing market price.  Once you submit your subscription agreement, you may not revoke your commitment to purchase shares of common stock.  Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the offering price.

The trading in our shares of common stock is limited.

Even though our stock is quoted on the Over-the-Counter Bulletin Board under the symbol “HBIA”, the trading in our stock is very limited.  Due to the limited trading volume in our stock, you may not be able to sell the shares that you own in Hills in the future as quickly as you may desire, at the price that you want to obtain or at the price that is noted in the Over-the-Counter market.  We do not have an active market maker in our stock.

We do not plan to use an underwriter to help us sell the shares in the offering.

We have not entered into any agreement with an underwriter or broker-dealer concerning the offering.  The shares will be sold through the best efforts of certain officers, directors and employees of the Company and the Bank, none of whom will receive any additional compensation for their selling efforts.  Because we do not anticipate using an underwriter or broker-dealer, we have no assurance that we will be successful in the offering. In the event that the Company is unsuccessful in selling all or a portion of the shares offered hereunder through its directors, officers and employees, the Company may engage the services of a licensed broker-dealer to assist in the sale of the shares.  Such broker-dealer, if retained, would be paid fees and be reimbursed for expenses typical for such selling effort.

No preemptive rights and no cumulative voting.

The shares of common stock offered hereby will not have preemptive rights to acquire other or additional shares which might, from time to time, be issued by the Company.  The lack of such rights could cause dilution in the ownership percentage of any of the investors in the event of a subsequent issuance of shares.  Further, the shareholders of the Company will not have the right to cumulate their shares in the election of directors.  The lack of such a right means that the holders of a majority of the shares are able to elect all of the directors.

Dilution/ESOP purchases.

Shareholders that do not participate in the offering or that do not purchase a prorata portion of shares in the offering equal to their current ownership percentage will experience ownership and voting dilution.  As noted herein, the Company desires to sell the shares offered to current shareholders and a broad number of persons in the State of Iowa.  Therefore, the Company has limited the total amount that any one person may purchase to _____________ shares ($100,000), subject to waiver of such limit by the Company, in its sole discretion.  This restriction could inhibit the ability of a certain limited number of large current shareholders from being able to purchase a sufficient number of shares to maintain their current percentage ownership interest in the Company.  The Bank’s employee stock ownership plan (“ESOP”) currently owns approximately 9.7% of the Company’s outstanding shares.  Notwithstanding the $100,000 limitation noted above, the Company’s Board of Directors has agreed to allow the ESOP to purchase a sufficient number of shares to maintain such 9.7% ownership in the Company.  The Board of Directors has agreed to this exception because the members of the Board of Directors believe that the ESOP represents a number of individual purchasers and because they believe that stock ownership by employees of the Bank is desirable.

Our shares are not deposits and are not insured.

An investor in the offering is purchasing shares of common stock in the Company.  These shares are not deposits and are not insured by the FDIC or any other agency or entity.

Risks related to Hills:

We may be adversely affected by economic conditions in the local economies in which we conduct our operations, and in the United States in general.

Unfavorable or uncertain economic and market conditions may adversely affect our business and profitability.  Our business faces various material risks, including credit risk and the risk that the demand for our products and services will decrease.  Decreases in consumer confidence, real estate values, interest rates and investment returns, usually associated with a downturn, could make the types of loans we originate less profitable and could increase our credit risk and litigation expense.

Despite a recent trend toward stabilization and some limited improvement in some aspects of the local economy, adverse changes in the U.S. economy in recent years led to an increased level of commercial and consumer delinquencies, reduced consumer confidence, decreased market valuations and liquidity, increased market volatility and a widespread reduction of business activity generally.  Although levels of unemployment appear to be relatively stable and are not as severe in the Bank’s trade area as in some other parts of the United States, they remain at elevated levels.  The ability of banks and bank holding companies to raise capital or borrow in the debt markets has become more difficult compared to recent years. The resulting economic pressure and lack of confidence in the financial markets may adversely affect our business, our financial condition and our results of operations, as well as the business of our customers.  Foreign or domestic terrorism or geopolitical events could shock commodity and financial markets and prolong or worsen the current recession.  A worsening of economic conditions would likely exacerbate the adverse effects of these difficult conditions.

As a result of these conditions, there is a potential for new federal or state laws and regulations (including regulations to be adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to herein as the “Dodd-Frank Act”) regarding lending and funding practices and liquidity and capital standards. Bank regulatory agencies have been and are expected to continue to be very aggressive in responding to concerns and trends identified in examinations, including the issuance of formal or informal enforcement actions or orders.  The impact of provisions of the Dodd-Frank Act, regulations to be adopted under the Dodd-Frank Act, and new legislation in response to these developments may negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance or our stock price.

Our profitability and liquidity may be adversely affected by deterioration in the credit quality of, or defaults by, third parties who owe us money or other assets.

We are exposed to the risk that third parties that owe us money or other assets will not perform their obligations.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons.  Our rights against third parties may not be enforceable in all circumstances.  In addition, deterioration in the credit quality of third parties whose securities or obligations we hold could result in losses and/or adversely affect our ability to use those securities or obligations for liquidity purposes.  We rely on representations of potential borrowers and/or guarantors as to the accuracy and completeness of certain financial information.  Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements or other information that is materially misleading.  Management believes that the allowance for loan losses is adequate to absorb probable losses on any existing loans that may become uncollectible but cannot predict loan losses with certainty and cannot assure that the our allowance for loan losses will prove sufficient to cover actual losses in the future.

Our financial condition has not been materially impacted by the deterioration in the credit quality of third parties except as related to borrower credit quality.  As of June 30, 2011, the Company held ____ investment securities considered to be less than investment grade.   The aggregate fair value of these B1 rated bonds was $_________ while their amortized cost is $___________, representing an unrealized loss of $___________.

Flooding or some other natural disaster and the continuing adverse effects of 2008 flooding could harm the Company’s business.

The severe flooding that occurred in Iowa in 2008 affected our loan portfolio by damaging properties pledged as collateral and by impairing certain borrowers’ abilities to repay their loans.  As a result of the floods, we made a significant provision for loan losses in 2008.  The area in which the Company operates may experience flooding and other natural disasters in the future, and some of those events may have effects similar to those caused by the 2008 flooding.  The Company had two offices that were flooded in 2008. These offices were remodeled and reopened in the same locations.

Changing interest rates may adversely affect our profits.

Our income and cash flows depend to a great extent on the difference between the interest rates earned by us on interest-earning assets such as loans and investment securities and the interest rates paid by us on interest-bearing liabilities such as deposits and borrowings.  If interest rates decrease, our net interest income could be negatively affected if interest earned on interest-earning assets, such as loans, mortgage-related securities, and other investment securities, decreases more quickly than interest paid on interest-bearing liabilities, such as deposits and borrowings.  This would cause our net income to go down.  In addition, if interest rates decline, our loans and investments may be prepaid earlier than expected, which may also lower our income.  Rising interest rates may hurt our income because they may reduce the demand for loans and the value of our investment securities.  Higher interest rates could adversely affect housing and other sectors of the economy that are interest-rate sensitive.  Higher interest rates could cause deterioration in the quality of our loan portfolio.  Interest rates are highly sensitive to many factors that are beyond our control, including general economics conditions and monetary policies established by the Federal Reserve Board. Interest rates do and will continue to fluctuate, and we cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

We experience intense competition for loans and deposits.

Competition among financial institutions in attracting and retaining deposits and making loans is intense.  Traditionally, our most direct competition for deposits has come from commercial banks, savings institutions and credit unions doing business in our areas of operation.  Increasingly, we have experienced additional competition for deposits from nonbanking sources, such as securities firms, insurance companies, money market mutual funds and corporate and financial services subsidiaries of commercial and manufacturing companies.  Competition for loans comes primarily from other commercial banks, savings institutions, consumer finance companies, credit unions, mortgage banking companies, insurance companies and other institutional lenders.  We compete primarily on the basis of products offered, customer service and price.  A number of institutions with which we compete enjoy the benefits of fewer regulatory constraints and lower cost structures.  Some have greater assets and capital than we do and, thus, are better able to compete on the basis of price than we are.  The increasingly competitive environment is primarily a result of changes in regulation and changes in technology and product delivery systems.  These competitive trends are likely to continue.

If we do not continue to meet or exceed regulatory capital requirements and maintain our “well-capitalized” status, there could be an adverse effect on the manner in which we do business and on the confidence of our customers in us.

Under regulatory capital adequacy guidelines, we must meet guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items.  Failure to meet minimum capital requirements could have a material effect on our financial condition and could subject us to a variety of enforcement actions, as well as certain restrictions on our business.  Failure to maintain the status of “well capitalized” under the regulatory framework could adversely affect the confidence that our customers have in us, which can lead to a decline in the demand for or a reduction in the prices that we are able to charge for our products and services.  We may at some point need to raise additional capital to maintain our “well capitalized” status.  Any capital we obtain may result in the dilution of the interests of existing holders of our common stock.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance.  Accordingly, we cannot make assurances of our ability to raise additional capital if needed, or if the terms will be acceptable to us.

Our allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance.  Our allowance for loan losses is based on our historical loss experience as well as an evaluation of the risks associated with each loan portfolio, including the size and composition of the loan portfolio, current economic conditions and concentrations within the portfolio.  The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses.  In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.  In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses.  Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material negative effect on our financial condition and results of operations.

Our loan portfolio has a large concentration of real estate loans, which involve risks specific to real estate value.

Real estate loans, which constitute a large portion of our loan portfolio, include home equity, commercial, construction and residential loans, and such loans are concentrated in the Bank’s trade area, a small geographic area in eastern Iowa.  As of December 31, 2010, and June 30, 2011, respectively, approximately 84% and ___% of our loans had real estate as a primary or secondary component of collateral.  The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located.  Adverse developments affecting real estate values in our market could increase the credit risk associated with our loan portfolio.  Also, real estate lending typically involves higher loan principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service.  Economic events or governmental regulations outside of the control of the borrower could negatively impact the future cash flow and market values of the affected properties.

If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then we may not be able to realize the amount of security that we anticipated at the time of originating the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Our real estate loans also include construction loans, including land acquisition and development.  Construction, land acquisition and development lending involve additional risks because funds are advanced based upon estimates of costs and the estimated value of the completed project.  Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation on real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio.  As a result, commercial construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest.  If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

Commercial loans make up a significant portion of our loan portfolio.

Our commercial loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  Repayment of our commercial loans is often dependent on the cash flows of the borrower, which may be unpredictable.  Most often, the collateral is accounts receivable, inventory, machinery or real estate.  In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.  The other types of collateral securing these loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Our agricultural loans may involve a greater degree of risk than other loans, and the ability of the borrower to repay may be affected by many factors outside of the borrower’s control.

Payments on agricultural real estate loans are dependent on the profitable operation or management of the farm property securing the loan.  The success of the farm may be affected by many factors outside the control of the borrower, including adverse weather conditions that prevent the planting of a crop or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations). In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm.  If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired. The primary crops in our market areas are corn and soybeans.  Accordingly, adverse circumstances affecting these crops could have an adverse effect on our agricultural real estate loan portfolio.

We also originate agricultural operating loans.  As with agricultural real estate loans, the repayment of operating loans is dependent on the successful operation or management of the farm property.  Likewise, agricultural operating loans involve a greater degree of risk than lending on residential properties, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as farm equipment or assets such as crops or livestock.  The primary livestock in our market areas is hogs.  In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.

A decline in local and national real estate markets may impact our operations and/or financial condition.

There has been a slowdown in the national housing market as evidenced by reports of reduced levels of new and existing home sales, increasing inventories of houses on the market, stagnant to declining property values, a decline in building permits, and an increase in the time houses remain on the market.  In recent years, some lenders made many adjustable-rate mortgage loans, lowered their credit standards with respect to mortgage loans and home equity loans, and created collateralized debt obligations which included such mortgage loans.  The slowdown in the national housing market created uncertainty and liquidity issues relating to the value of such mortgage loans, which caused disruption in credit markets.  The extent to which local real estate mortgage loans have been adversely affected has varied.  Although management believes that the Bank has maintained appropriate lending standards, has not originated subprime loans, and that these trends have yet to materially affect our local economy or our business and profitability, no assurance can be given that these conditions will not directly or indirectly affect our operations.  If these conditions continue or worsen, they may result in a decrease in interest income or an adverse impact on our loan losses.

If we are unable to continuously attract deposits and other short-term funding, our financial condition, including our capital ratios, our results of operations and our business prospects could be harmed.

In managing our liquidity, our primary source of short-term funding is customer deposits.  Our ability to continue to attract these deposits, and other short-term funding sources, is subject to variability based upon a number of factors, including the relative interest rates we are prepared to pay for these liabilities and the perceived safety of those deposits or short-term obligations relative to alternative short-term investments.  The availability and cost of credit in short-term markets depends upon market perceptions of our liquidity and creditworthiness.  Our efforts to monitor and manage liquidity risk may not be successful or sufficient to deal with dramatic or unanticipated changes in event-driven reductions in liquidity.  In such events, our cost of funds may increase, thereby reducing our net interest revenue, or we may need to dispose of a portion of our investment portfolio, which, depending on market conditions, could result in our realizing a loss or experiencing other adverse consequences.

We are subject to risks arising from increases in FDIC insurance premiums.

The deposits of the Bank are insured up to applicable limits by the Deposit Insurance Fund (the “DIF”) of the FDIC and are subject to deposit insurance assessments to maintain the DIF.  These assessments included a prepayment of three years of insurance premiums, which was paid by the Bank on December 30, 2009.  The prepayment was intended to cover the Bank’s premiums for 2010, 2011 and 2012.  The FDIC Board approved a final rule (the “rule”) on February 7, 2011 that changes the assessment base from domestic deposits to average assets minus average tangible equity, adopts a new large-bank pricing assessment scheme and sets a target size for the Deposit Insurance Fund.  The changes will go into effect beginning with the second quarter of 2011 and will be payable at the end of September of 2011.  The rule finalizes a target size for the DIF at 2 percent of insured deposits.  It also implements a lower assessment rate schedule when the DIF reaches 1.15 percent and, in lieu of dividends, provides for a lower rate schedule when the reserve ratio reaches 2 percent and 2.5 percent.

Conditions in the financial markets may limit our access to funding to meet our liquidity needs.

Liquidity is essential to our business, as we must maintain sufficient funds to respond to the needs of depositors and borrowers.  An inability to raise funds through deposits, borrowings, the sale or pledging as collateral of loans and other assets could have a substantial negative effect on our liquidity.  Our access to funding sources in the amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general.  Factors that could negatively affect our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or negative regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole, as evidenced by recent turmoil in the domestic and worldwide credit markets.

As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments.  These sources include brokered certificates of deposit, repurchase agreements, federal funds purchased, lines of credit and Federal Home Loan Bank advances.  Negative operating results or changes in industry conditions could lead to an inability to replace these additional funding sources at maturity.  Our financial flexibility could be constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates.  Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs.  In such a case, our results of operations and financial condition would be negatively affected.

USE OF PROCEEDS

After deducting offering expenses estimated to be $185,000, we plan to use the net proceeds from this offering: (i) to further capitalize the Bank, our wholly-owned subsidiary; (ii) to allow for periodic repurchases of our common stock to create liquidity for our shareholders, as necessary; (iii) for working capital and other general corporate purposes; and (iv) for potential future acquisition opportunities, although we have no current plans or specific targets for any such acquisition.  There is no minimum offering amount and we have not determined specifically how proceeds from the offering will be allocated among the items listed above at the maximum offering amount or a lower amount.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC on the Internet at the SEC’s website, http://www.sec.gov, through our website at http://www.hillsbank.com under the heading “Hills Bancorporation,” or at the SEC’s public reference facilities at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  We incorporate by reference all documents listed below, all filings made pursuant to the Exchange Act of 1934 after the date of the filing of this registration statement and prior to effectiveness and any future filings made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated.

The documents we incorporate by reference are:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2010;
(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;
(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;
(4)	Our Proxy Statement filed under cover of Schedule 14A on March 18, 2011; and
(5)	Our Current Report on Form 8-K dated April 19, 2011 and filed with the Commission on April 20, 2011, as amended by Form 8-K/A dated June 14, 2011 and filed with the Commission on June 15, 2011.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing James G. Pratt, our Treasurer and Chief Financial Officer, or Shari DeMaris, Senior Vice President and Director of Finance of the Bank, at 131 Main Street, Hills, Iowa 52235 or by calling (319) 679-5090 or toll free (888) 296-0938 .

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, including the above risk factors section, contains “forward-looking statements” that involve risks and uncertainties.  “Forward-looking statements” are statements that relate to future events or our future financial performance.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.

You should not place undue reliance on these statements, which speak only as of the date that they were made.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described elsewhere in this prospectus.  We do not undertake any obligation to publicly update any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

We believe it is important to communicate our expectations to our investors.  However, there may be events in the future that we are not able to predict accurately or over which we have no control.  The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.  Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our financial and statistical information for each of the years in the five-year period ended December 31, 2010 and for the six-month periods ended June 30, 2011 and 2010.  This data should be read in conjunction with the consolidated financial statements and the accompanying notes thereto included or incorporated by reference elsewhere in this document.

	6/30/2011(unaudited)	6/30/2010 (unaudited)	12/31/2010	12/312009	12/312008	12/31/2007	12/312006
PERIOD-END TOTALS (amounts in Thousands)
Total assets		$1,842,279	$1,931,283	$1,830,626	$1,780,793	$1,661,098	$1,551,233
Investment securities		211,971	216,603	214,098	214,559	213,768	190,984
Loans held for sale		9,883	10,390	7,976	8,490	6,792	3,808
Loans, net		1,513,082	1,561,430	1,503,981	1,469,840	1,352,599	1,279,227
Deposits		1,402,102	1,480,741	1,347,427	1,237,886	1,143,926	1,107,409
Federal Home Loan Bank borrowings		195,000	195,000	225,000	265,000	265,348	235,379
Redeemable common stock		23,790	24,945	22,900	23,815	22,205	20,940
Stockholders’ equity		157,762	166,269	151,775	139,362	130,960	118,639

EARNINGS (amounts in Thousands) (1)
Interest income		$47,397	$94,987	$96,195	$97,475	$96,928	$87,618
Interest expense		14,311	27,839	37,141	43,481	49,952	42,362
Provision for loan losses		2,918	8,925	11,947	11,507	3,529	3,011
Other income		9,556	20,099	18,909	16,670	15,984	14,611
Other expenses		22,649	45,748	44,813	39,461	36,150	34,364
Income taxes		4,969	9,258	5,218	5,556	7,138	6,933
Net income		12,106	23,316	15,985	14,140	16,143	15,559

PER SHARE
Net income:
Basic		$2.74	$5.29	$3.61	$3.16	$3.59	$3.42
Diluted		2.73	5.28	3.60	3.15	3.57	3.39
Cash dividends (2)		0.91	0.91	0.91	0.91	0.86	0.81
Book value as of period end		35.83	37.80	34.32	31.38	29.11	26.34
Increase (decrease) in book value due to:
ESOP obligation		(5.40)	(5.67)	(5.18)	(5.36)	(4.95)	(4.65)
Accumulated other comprehensive income (loss)		0.91	0.63	0.95	0.82	0.14	(0.28)

SELECTED RATIOS
Return on average assets		1.16%	1.25%	0.88%	0.83%	1.02%	1.04%
Return on average equity		12.14	14.61	11.01	10.42	13.06	13.74
Net interest margin		3.98	3.95	3.55	3.47	3.24	3.31
Average stockholders’ equity to average total assets		8.37	8.57	7.99	7.98	7.78	7.56
Dividend payout ratio		33.24	17.26	25.28	28.90	23.99	23.75

(1)
Earnings, per share and selected ratio information presented for 6/30/11 and 6/30/10 are for the six-month period ended on the respective date.  Earnings, per share and selected ratio information presented for 2010, 2009, 2008, 2007 and 2006 are for the respective 12 month period.

(2)	The Company has traditionally paid an annual dividend in January of each year.

THE OFFERING

The Offering and Investor Qualifications

We are offering 475,000 shares of common stock at $_______ per share.  Management of the Company believes that local ownership is critical to the success of an independent community bank.  Consequently, preference will be given to local investors and customers.  In general, only existing shareholders or new investors who are residents of Johnson, Linn, Washington, Benton, Buchanan, Cedar, Delaware, Henry, Iowa, Jefferson, Jones, Keokuk, Louisa or Muscatine counties in Iowa will be eligible to invest.  It is our intention to encourage broad ownership of our stock among persons who live or work in our primary market areas.

If there is an oversubscription of shares in this offering, we will allocate the shares among subscribers.  We will be taking into account the following factors:

•	the amount of the subscription;
•	our business relationship with the subscriber; and
•	whether the subscriber is an existing stockholder.

Alternatively, in the event of an oversubscription of shares in the offering, we may also elect to increase the size of the offering.  Our decision to increase the size of the offering will be based upon a number of factors, including the number of subscribers involved, the market for financial institutions stocks at the time, and the magnitude of the oversubscription.

If you request and pay for more shares than we allocate to you, we will refund your overpayment, without interest.

Certificates for Shares

You will receive certificates representing the shares that you purchase as soon as practicable after the closing of the offering.

Expiration Date

The offering will expire at the earlier of:

•      a date selected by the Board of Directors; or
•      November 15, 2011 unless extended by us, but no later than December 31, 2011.

Determination of the Offering Price

Our Board of Directors determined the offering price for the shares of common stock after considering a number of factors, including:

•	book value of our assets;
•	past operations;
•	cash flow;
•	earnings;
•	a stock appraisal performed by Austin Associates, LLC as of June 30, 2011;
•	prices paid in recent stock repurchases;
•	trading information available for our common stock;
•	our overall financial condition; and
•	our future prospects.

Austin Associates, LLC issued a fairness opinion to the Company dated _____________, 2011 expressing their opinion that as of the date of its issuance the sales price for the common shares offered herein was “fair, from a financial point of view” to the Company.  Prospective investors should not consider the Austin Associates opinion as a recommendation to any investor to purchase shares in the Company as the opinion was directed to and for the benefit of the Company.  Austin Associates has provided the Company with annual stock appraisals since 1989 and commenced performing quarterly appraisals for the Company in June 2005.  Such appraisals originally were used to establish an appropriate price for the Company’s Employee Stock Ownership Plan.  More recently, due to the limited trading in the Company’s common stock, the Board of Directors has utilized the appraisals to obtain an independent third party’s opinion about the value of the Company’s stock.

Subscription Procedures

The following procedures should be followed by all persons purchasing stock in the offering.  To participate in the offering, you must submit a subscription agreement, together with full payment of the offering price for all your desired shares, before 5:00 p.m., Central Time, on November 15, 2011, unless we extend the expiration date.  We will not extend the termination date for the offering beyond December 31, 2011.

To participate in the offering, you must purchase a minimum of 100 shares ($____) and the maximum number of shares that a person may subscribe for is _____ ($100,000); provided, however, that the Company may waive either of these restrictions, in its sole discretion.

Payment of the offering price must be made by cashier’s check, personal check or bank draft drawn upon a U.S. bank or money order, in all cases payable to “Hills Bancorporation.”  Note that there is no “escrow” regarding the subscription proceeds and the funds tendered will be available for use by the Company upon receipt and acceptance of the subscription.

If you wish to pay by uncertified personal check, please note that your check will take longer to clear and, therefore, may delay the processing of your certificates.  You are urged to arrange for payment by certified check, cashier’s check or money order.

Deliver the subscription agreements and payments by mail, hand delivery or overnight courier, as follows:

By mail:	By hand:	By overnight courier:
Hills Bancorporation	Hills Bancorporation	Hills Bancorporation
P.O. Box 160	131 Main Street	131 Main Street
Hills, Iowa 52235	Hills, Iowa 52235	Hills, Iowa 52235
Attention: James G. Pratt or Shari DeMaris	Attention: James G. Pratt or Shari DeMaris	Attention: James G. Pratt or Shari DeMaris

The delivery method used for the subscription agreement and payment for the related shares will be at your election and risk.  If sent by mail, it is recommended that your subscription agreement and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery and clearance of payment prior to the expiration date.

Our determination as to all questions concerning the timeliness, validity, form and eligibility of any subscription will be final and binding.  We may, in our sole discretion, waive any defect or irregularity or permit a defect or irregularity to be corrected within any time as we may determine.  Subscriptions are not deemed received or accepted until all irregularities are waived or cured within the time that we determine in our discretion.  We have no duty to notify you of any defect or irregularity in connection with the submission of your subscription agreement or incur any liability for failure to give notification.

If you have any questions concerning the offering or these subscription procedures, or if you would like additional copies of this prospectus or other documents, please contact James G. Pratt, our Treasurer and Chief Financial Officer, or Shari DeMaris, Senior Vice President and Director of Finance of the Bank, at 131 Main Street, Hills, Iowa  52235 or by calling (319) 679-5090 or toll free (888) 296-0938.

No Revocation after Delivery of Subscription Agreement

After you subscribe for shares, you may not revoke that subscription.  You should not submit a subscription agreement until you are certain that you wish to purchase shares of our common stock.

Amendment and Termination of Offering

We reserve the right to amend the terms and conditions of this offering at any time.  If we make an amendment that we consider significant prior to acceptance of your subscription agreement, we will cancel your subscription agreement and return to you all funds that you have delivered to us unless within 10 days’ notice of such amendment, you provide specific written direction to us that you desire to continue with the purchase of the shares for which you have subscribed.  In all other cases, subscriptions will be irrevocable.

We also reserve the right to terminate the offering at any time, in our discretion, in which case all unfilled subscriptions will be canceled, and we will return all unfilled subscription payments to subscribers.

Upon the occurrence of any change in or cancellation of this offering, we will issue a press release to that effect, and we will file with the SEC a post-effective amendment to the registration statement covering this prospectus.

Shares of Common Stock Outstanding after the Offering

Assuming we issue all of the 475,000 shares of common stock being offered in this prospectus, we will then have approximately 4,842,000 shares of common stock issued and outstanding.  This would represent an increase of approximately 11% in the number of outstanding shares of our common stock.  If you are an existing stockholder and you do not purchase shares in the offering, the percentage of common stock that you own will decrease after the offering.

Certain Ownership Limits and Reporting Requirements

Federal law prohibits you from directly or indirectly, or through or in concert with one or more persons, acquiring “control” of us (defined to include ownership, control or the power to vote 10% or more of a class of our voting securities) unless you provide at least 60 days' prior written notice to the Board of Governors of the Federal Reserve System.  A person is deemed to have acquired shares that he or she has the right to acquire through the exercise of options, warrants and rights.  Therefore, any subscriptions in this offering that are subject to such Federal laws may, in our discretion, be deemed void in their entirety or in part, and not accepted by us.

Any person or group that acquires direct or indirect beneficial ownership of more than 5% of the outstanding shares of our common stock will be subject to SEC reporting requirements under Section 13(d) or 13(g) of the Securities Exchange Act of 1934.  In addition, any person or group that acquires direct or indirect beneficial ownership of more than 10% of the outstanding shares of our common stock will be subject to further SEC reporting requirements under Section 16(a) of the Exchange Act and may become liable under Section 16(b) of the Exchange Act for reimbursement of any “short-swing profits.”  Please consult with your attorney to see if these rules will apply to you.

State and Foreign Securities Laws

This offering is not being made in any state or foreign country in which it is unlawful to do so, nor are we selling or accepting subscriptions from holders who are residents of any such state or country.  We may delay the commencement of this offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions.  It is not anticipated that there will be any changes in the terms of the  offering.  We may decline, in our sole discretion, to make modifications to the terms of the offering requested by certain states or other jurisdictions, in which case stockholders who live in those states or jurisdictions will not be eligible to participate in the offering.

PLAN OF DISTRIBUTION

On or about August 19, 2011, we will commence the offering by distributing copies of this prospectus and the subscription agreements to interested investors, some of whom already may be stockholders of Hills.  Persons who wish to purchase stock in the offering should complete the subscription agreement and return it, with the required payment for the shares, to us.  See “The Offering - Subscription Procedures.”

We will hold all subscription agreements received in the offering and will be responsible for processing refunds in the event of rejection of a subscription or cancellation of the offering.  Our transfer agent, Computershare Trust Company, N.A., will be responsible for delivering stock certificates at the conclusion of the offering.  We will pay all fees and expenses of our transfer agent in connection with the offering.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the purchase of stock in this offering.

We have not entered into any agreement with an underwriter or broker-dealer concerning the offering.  The shares will be sold through the best efforts of certain officers, directors and employees of the Company and the Bank, none of whom will receive any additional compensation for their selling efforts.  These officers, directors and employees and their proposed activities qualify for the exemption from registration as broker-dealers described in Rule 3a4-1 under the Securities Exchange Act of 1934 and under appropriate state securities laws.  In the event that the Company is unsuccessful in selling all or a portion of the shares offered hereunder through its directors, officers and employees, the Company may engage the services of a licensed broker-dealer to assist in the sale of the shares.  Such broker-dealer, if retained, would be paid fees and be reimbursed for expenses typical for such selling effort.

The Directors and Executive Officers of the Company (a total of 16 persons) have expressed the current intention to purchase a total of approximately 13,225 shares in the offering.  The amount to be purchased by such persons may be more or less than this amount based upon changes in personal circumstances or general economic conditions.  Currently, such persons own approximately 10.5% of the outstanding shares of common stock of the Company.

LEGAL MATTERS

Shumaker, Loop & Kendrick, LLP will deliver an opinion to us about the validity of the issuance of shares of our common stock in this offering.

EXPERTS

The consolidated financial statements of Hills Bancorporation as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

•	We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

•
The delivery of this prospectus shall not, under any circumstances, create an implication that Hills Bancorporation is operating under the same conditions that it was operating under when this prospectus was written.  Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

•	This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

•	This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

The following is an itemized statement of the fees and expenses (all but the SEC fees are estimates) in connection with the issuance and distribution of the shares of common stock being registered hereunder.  All such fees and expenses shall be borne by Hills Bancorporation.

SEC registration fees	$3,483
Blue Sky fees and expenses	10,000
Printing and engraving expenses	10,000
Transfer agent and registrar fee and expenses	4,000
Legal fee and expenses	100,000
Opinion fee	25,000
Accounting fees and expenses	25,000
Miscellaneous	7,517
Total	$185,000

Item 15.                      Indemnification of Directors and Officers

The Company’s restated articles of incorporation provide that each person who is a party or threatened to be made a party to legal or administrative actions by reason of the fact that the person is or was a director or officer of the corporation shall be indemnified and have expenses for defense advanced to him and be held harmless by the corporation as authorized by the Iowa Business Corporations Act (“IBCA”), subject to certain exceptions and limitations.  The restated articles of incorporation permit the corporation to provide indemnification against all expenses, liability, and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement), reasonably incurred by the director or officer.

Section 490.852 of the IBCA (the successor provision to former Section 496A.4A of the IBCA referenced in the corporation’s restated articles of incorporation) requires a corporation to indemnify a director to the extent that he or she has been “wholly successful on the merits or otherwise” in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation for reasonable expenses incurred in connection with the proceedings.  Section 490.851 of the IBCA governs “permissive indemnification” of corporate directors and officers.  It generally authorizes indemnification if the director acted: (1) in good faith; and (2)(a) if the conduct was performed in the individual’s “official capacity” with the corporation it must have been done with the reasonable belief that the actions were in the best interests of the corporation; and (2)(b) if the action was not taken in the “official capacity” with the corporation, the director must have had reason to believe that the conduct was “at least not opposed to the best interests of the corporation.”  With respect to criminal proceedings, the director or officer must have had “no reasonable cause to believe [his] conduct was unlawful.”

The restated articles of incorporation also provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of a fiduciary duty as a director, except for liability; (1) for breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for a transaction from which the director derives an improper personal benefit; or (4) for unlawful distributions under the IBCA.

Hills Bancorporation carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 16.                      Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Restated Articles of Incorporation of Hills Bancorporation
3.2	Restated Bylaws of Hills Bancorporation
5.1	Opinion of Shumaker, Loop & Kendrick, LLP
23.1	Consent of Shumaker, Loop & Kendrick, LLP
23.2	Consent of KPMG LLP
23.3	Consent of Austin Associates, LLC
24.1	Power of Attorney (Reference is made to the signature page)
99.1	Transmittal Letter
99.2	Subscription Agreement
99.3	Stock Appraisal Report of Austin Associates, LLC
99.4	Fairness Opinion of Austin Associates, LLC

Item 17.                         Undertakings

(a)             The undersigned registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this pre-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hills, State of Iowa, on July 1, 2011.

HILLS BANCORPORATION

By: /s/ Dwight O. Seegmiller
Dwight O. Seegmiller, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                                Title                                                                         Date

/s/ Dwight O. Seegmiller	President, Chief Executive Officer and Director	July 1, 2011
Dwight O. Seegmiller                                                                (Principal Executive Officer)

/s/ James G. Pratt	Treasurer, Secretary and Chief Financial Officer	July 1, 2011
James G. Pratt	(Principal Financial and Accounting Officer)

Directors*

Ronald E. Stutsman
Willis M. Bywater
Michael S. Donovan
Thomas J. Gill, D.D.S.
Michael E. Hodge
James A. Nowak
Theodore H. Pacha
John W. Phelan
Ann Marie Rhodes
Sheldon E. Yoder, D.V.M.

*For each of the above directors pursuant to power of attorney filed with the Registration Statement

By  /s/  Dwight O. Seegmiller
Dwight O. Seegmiller, President and Chief Executive Officer
(pursuant to power of attorney)

Exhibit Index

Exhibit Number	Description
3.1	Restated Articles of Incorporation of Hills Bancorporation *
3.2	Restated Bylaws of Hills Bancorporation *
5.1	Opinion of Shumaker, Loop & Kendrick, LLP
23.1	Consent of Shumaker, Loop & Kendrick, LLP **
23.2	Consent of KPMG LLP
23.3	Consent of Austin Associates, LLC ***
24.1	Power of Attorney *
99.1	Transmittal Letter
99.2	Subscription Agreement
99.3	Stock Appraisal Report of Austin Associates, LLC ***
99.4	Fairness Opinion of Austin Associates, LLC ***

* Previously filed
**Included in Opinion of Shumaker, Loop & Kendrick, LLP (Exhibit Number 5)
***To be filed upon receipt in subsequent pre-effective amendment